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                                                                     EXHIBIT 5.1
                                November 5, 1999

Board of Directors of
MCI WORLDCOM, Inc.
500 Clinton Center Drive
Clinton, Mississippi 39056

Ladies and Gentlemen:

   I am the General Counsel--Corporate Development of MCI WORLDCOM, Inc., a Georgia corporation (the "Company"), and am familiar with the Registration Statement on Form S-4 (the "Registration Statement"; capitalized terms used herein without definitions have the meanings ascribed thereto on the cover page of the Registration Statement) to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the merger (the "Merger") of Sprint Corporation, a Kansas corporation ("Sprint"), with and into the Company, and to the registration under the Securities Act of (i) a maximum of 982,823,287 shares of WorldCom Common Stock and associated preferred stock purchase rights, (ii) a maximum of 37,107,358 shares of WorldCom Series 2 Common Stock and associated preferred stock purchase rights, (iii) a maximum of 109,767,108 shares of WorldCom Series 3 Common Stock and associated preferred stock purchase rights,
(iv) a maximum of 236,257,694 shares of WorldCom Series 1 PCS Stock and associated preferred stock purchase rights, (v) a maximum of 239,866,570 shares of WorldCom Series 2 PCS Stock and associated preferred stock purchase rights,
(vi) a maximum of 13,089,418 shares of WorldCom Series 3 PCS Stock and associated preferred stock purchase rights, (vii) a maximum of 43,118,018 shares of WorldCom Series FT Common Stock and associated preferred stock purchase rights, (viii) a maximum of 43,118,018 shares of WorldCom Series DT Common Stock and associated preferred stock purchase rights, (ix) a maximum of 95 shares of WorldCom Series 5 Preferred Stock, (x) a maximum of 246,766 shares of WorldCom Series 7 Preferred Stock and (xi) such additional shares of WorldCom capital stock, and associated preferred stock purchase rights, as may be issuable in the merger in respect of shares of Sprint capital stock that may have converted prior to the merger into other classes or series of Sprint capital stock as described in the footnotes to the cover page of the Registration Statement (all of the foregoing WorldCom securities are collectively referred to herein as the "WorldCom Capital Stock").

   In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, including the proxy statement/prospectus contained therein, the Second Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, certificates, statements and results of inquiries of public officials and officers and representatives of the Company, and such other documents, corporate records, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness of all signatures appearing on documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

   Based upon the foregoing, in reliance thereon and subject to the exceptions, qualifications and limitations stated herein and the effectiveness of the Registration Statement under the Securities Act, I am of the following opinions:

     1. The Company is a corporation validly existing under the laws of the State of Georgia.

     2. When the conditions to consummation of transactions contemplated by the Agreement and Plan of Merger dated as of October 4, 1999, between the Company and Sprint (the "Merger Agreement") shall have been satisfied or waived and the shares of WorldCom Capital Stock to be issued in connection with the Merger shall have been issued in accordance with the terms of the Merger Agreement, then the shares of WorldCom Capital Stock issuable in the Merger will be validly issued, fully paid and non-assessable.
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   This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code (the "GBCC") available to me. I note that the Merger Agreement provides that it shall be governed by, and construed in accordance with, the laws of the State of Delaware, except that the Merger shall be governed by the laws of the State of Kansas and the laws of the State of Georgia. In rendering the opinions expressed herein I have assumed that such matters are governed exclusively by the GBCC and I express no opinion as to which law any court construing the Merger Agreement would apply. This opinion has not been prepared by an attorney admitted to practice in Delaware, Georgia or Kansas.

   I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities referred to herein. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/ P. Bruce Borghardt
                                          -------------------------------------
                                          P. Bruce Borghardt
                                          General Counsel--Corporate
                                           Development